Exhibit 21.1

Subsidiaries of SurePure, Inc.

1. SurePure Investment Holding AG

-	Country of Incorporation: Switzerland

2. SurePure Operations AG

-	Country of Incorporation: Switzerland

3. SurePure Latin America

-	Country of Incorporation: Brazil

4. SurePure Participations AG

-	Country of Incorporation: Switzerland